Thermo Electron Completes Kadant Spinoff

WALTHAM, Mass., August 8, 2001 - Thermo Electron Corporation (NYSE:TMO) announced today that it has distributed all of its shares of Kadant Inc. (ASE:KAI), formerly Thermo Fibertek Inc., as a dividend to Thermo Electron shareholders of record on July 30, 2001. The distribution took place after today's market close. Thermo Electron, which previously owned 91 percent of Kadant, no longer owns any Kadant shares.

      "With today's distribution of the Kadant dividend, we have completed a final step in the reinvention of Thermo Electron, a process we began in early 2000," said Richard F. Syron, chairman and chief executive officer of Thermo Electron. "We believe Kadant and the new Thermo, as separate public companies, will deliver optimal value to our shareholders. Kadant is a terrific company - well-established as a global leader in systems for the pulp and paper industry. It also has a promising future serving a new growth market with its composite building materials. Kadant is ready to stand on its own, thanks to Bill Rainville's leadership and that of his seasoned management team. We'll be watching their progress with interest, and wish them all the best."

      Mr. Syron added, "All that remains now in our reorganization plan is to spin off the Viasys Healthcare medical products business. We're working closely with our bankers and expect to complete that transaction early in the fourth quarter."

      Thermo Electron has distributed .0612 shares of Kadant common stock for each share of Thermo Electron common stock. The ratio is based on the number of Thermo Electron shares outstanding on the July 30 record date and the actual number of Kadant shares held by Thermo Electron today, the distribution date. Thermo Electron's distribution agent, American Stock Transfer & Trust Company, has mailed to Thermo Electron shareholders entitled to the dividend a definitive information statement containing details of the distribution and information about Kadant, as well as stock certificates representing whole shares of Kadant common stock being distributed (any fractional shares will be payable in cash). Checks representing the proceeds of the sale of fractional shares by the distribution agent in connection with the distribution will be mailed separately.

      Thermo Electron Corporation is a global leader in providing technology-based instruments, components, and systems that offer total solutions for markets ranging from life sciences to telecommunications to food, drug, and beverage production. The company's powerful technologies help researchers sift through data to make discoveries that will fight disease or prolong life. They allow manufacturers to fabricate ever-smaller components required to increase the speed and quality of communications. And they automatically monitor and control online production to ensure that critical quality standards are met safely and efficiently. Thermo Electron, based in Waltham, Massachusetts, reported $2.3 billion in revenues in 2000 and employs approximately 13,000 people worldwide. For more information on Thermo Electron, visit http://www.thermo.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000. These include risks and uncertainties relating to: integration of the company's instrument businesses, the ability to improve internal growth, liquidity and prospective performance of the subsidiaries to be spun off, the company's guarantee of obligations of one of the subsidiaries to be spun off, the effect of exchange rate fluctuations on international operations, potential impairment of goodwill, the need to develop new products and adapt to significant technological change, dependence on customers that operate in cyclical industries, the effect of changes in governmental regulations, and dependence on customers' capital spending policies and government funding policies.
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